THE WRIGHT MANAGED INCOME TRUST

Amendment Effective April 28, 2015
to Amended and Restated Declaration of Trust

AMENDMENT made effective the 28th day of April, 2015, to the Amended and Restated Declaration of Trust made April 28, 1997 (hereinafter called the "Declaration") of The Wright Managed Income Trust, a Massachusetts business trust (herei nafter called the "Trust") by at least a majority of the Trustees of the Trust in office on April 28, 2015.

WHEREAS, Section 8.4 of ARTICLE VIII of the Declaration empowers the Trustees of the Trust, by an instrument signed by a majority of the Trustees then in office, to amend the Declaration without any authorization, consent or vote of the Shareholders to make such changes as do not have a materially adverse effect on the financial interests of Shareholders thereunder;

WHEREAS, the Trust has moved its principal place of business;

NOW TH EREFORE, the undersigned Trustees do hereby amend the Declaration to reflect a new principal place of business of the Trust as listed in the Appendix attached hereto.

IN WITNESS HEREOF, the undersigned Trustees of the Trust have executed this instrument this 28th day of April, 2015.

/s/ James J. Clarke	/s/ Dorcas R. Hardy
James J. Clarke	Dorcas R. Hardy

/s/ Peter M. Donovan	/s/ Richard E. Taber
Peter M. Donovan	Richard E. Taber

April 28, 2015

Appendix

Trust Address:

177 West Putnam Avenue,
Greenwich, CT 06830-5203